Prospectus Supplement No. 4                     Filed Pursuant to Rule 424(b)(3)
dated March 12, 2001                                      SEC File No. 333-49092
(To Prospectus dated November 24, 2000)

                               RADISYS CORPORATION
                                  $100,000,000

  5 1/2% Convertible Subordinated Notes Due 2007 and the Common Stock Issuable
                          upon Conversion of the Notes

          This is a supplement to the Prospectus dated November 24, 2000 (File No. 333-49092), as previously supplemented by Prospectus Supplement No. 1 dated December 14, 2000, Prospectus Supplement No. 2 dated December 28, 2000 and Prospectus Supplement No. 3 dated January 31, 2001, filed by RadiSys Corporation. All references to the Prospectus in this Prospectus Supplement No. 4 refer to the Prospectus as supplemented. Any cross references in this Prospectus Supplement No. 4 refer to portions of the Prospectus.

          The purpose of this Prospectus Supplement No. 4 is to supplement the information set forth in the Prospectus regarding the selling securityholders. The table below includes for each selling securityholder listed:

          o    its name;
          o principal amount of notes beneficially owned as of March 1, 2001 that may be offered and sold using the Prospectus;
          o principal amount of notes beneficially owned as of March 1, 2001 shown as a percentage of notes outstanding;
          o number of shares of the underlying common stock that may be offered and sold using the Prospectus; and
          o number of shares of RadiSys common stock beneficially owned shown as a percentage of RadiSys common stock outstanding.

         All of the information regarding beneficial ownership set forth below was furnished to us by the selling securityholder named below. The aggregate principal amount of notes shown to be beneficially owned by the selling securityholder named below, when added to the aggregate principal amount of notes shown to be beneficially owned by the selling securityholders named in the table contained in the Prospectus, may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act of 1933 since the dates as of which the selling securityholders named in the Prospectus provided to us the information regarding their notes.

                                         Principal                         Number of
                                         amount of                         shares of
                                           notes                             common       Percentage of
                                       beneficially       Percentage of    stock that         common
                                        owned that            notes          may be           stock
Name of selling securityholder         may be sold        outstanding(1)     sold(2)     outstanding(3)
--------------------------------     -----------------    -------------    ----------    --------------
WM High Yield Fund                    $1,000,000              3.00%           14,748          5.07%


(1) All notes beneficially owned by the selling securityholder named above, regardless of whether such notes are indicated in the table above as notes that may be offered and sold using this Prospectus, are shown as a percentage of notes outstanding. In addition to the principal amount of notes indicated above, the selling securityholder named above beneficially owns notes in the principal amount of $2,000,000. These additional notes (the "Additional Notes") were previously registered for resale under the Securities Act of 1933.

(2) Assumes conversion of all of the holder's notes indicated in the table above as notes that may be offered and sold using this Prospectus at a conversion price of $67.8038 per share of common stock. This conversion price, however, will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3) Calculated based on Rule 13d-3(d)(1) of the Exchange Act using 17,156,291 shares of common stock outstanding as of March 2, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the particular holder's notes. We did not assume, however, the conversion of any other holder's notes. In addition to the common stock issuable upon conversion of the notes indicated in the table above, the selling securityholder named above also beneficially owns 29,496 shares of our common stock issuable upon conversion of its Additional Notes, as well as 828,345 shares of our issued and outstanding common stock.

         The selling securityholder named above may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of its notes since the date as of which the information in the above table was supplied to us. Information about the selling securityholder named above may change over time. Any changed information will be set forth in prospectus supplements, if required.

         Because the selling securityholder named above may offer some or all of its notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholder upon the termination of this offering. See "Plan of Distribution."

        The date of this Prospectus Supplement No. 4 is March 12, 2001.






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